360 Funds 485BPOS

Exhibit 99(g)(10)

SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

AGREEMENT. (hereinafter “Agreement”) dated as of December 19, 2019 among 360 FUNDS - MIDWOOD LONG/SHORT EQUITY FUND (“Customer”), GOLDMAN SACHS & CO. LLC, a New York limited liability company (“Broker’), CROW POINT PARTNERS, LLC (“Manager”) and FIFTH THIRD BANK as Custodian hereunder (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened a margin account (the “Margin Account”} with its introducing broker that is carried by Broker in which Customer may effect Short Sales (as defined herein) and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with its introducing broker under which Broker is a third-party beneficiary (the “Margin Agreement”) and has entered into or may hereafter enter into one or more agreements for exchange-listed options (such agreements, collectively, the “Options Agreement”); and

WHEREAS, Customer has appointed Manager as an investment advisor and manager over certain of its assets with authority to effect Short Sales and Options Transactions and to act on Customer’s behalf in connection with the pledge of assets to Broker to secure performance of Customer’s obligations with respect to Short Sales and Options Transactions effected for Customer’s account with Broker, and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement (“Custodian Agreement”) is prepared to assist Customer, Manager and Broker in complying with the Margin Rules by acting as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW. THEREFORE, be it agreed as follows:

(1)          As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” means such Collateral placed in the Special Custody Account as is adequate under the Margin Rules and Broker’s internal policies in effect from time to time.

“Advice from Broker” means a notice sent by an authorized representative of Broker or by Customer’s introducing broker delivered to Customer, Manager or Custodian, as applicable hereunder, communicated: (i) in writing (including, but not limited to, as part of the daily work file provided to Customer); (ii) by a facsimile-sending device; or (iii) in the case of a call for additional Collateral, a notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or a notice referred to in Section 7 hereof, by telephone to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer, Manager or Custodian.

“Business Day” means a day on which Custodian and Broker are open for business.

“Collateral” means cash (as permitted by Broker), U.S. Government securities, securities underlying a Call Option (as defined below) or other margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means: that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than thirty (30) days.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer (including Manager) and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer (including Manager).

“Option” means the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Same Day” means no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” means the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.1O and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)          (a)  Custodian, in its capacity as a securities intermediary as defined in the Uniform Commercial Code as in effect from time to time in The State of New York (the “UCC”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Account for Goldman Sachs & Co. LLC as Pledgee of 360 FUNDS - MIDWOOD LONG/SHORT EQUITY FUND” (the “Special Custody Account”) and shall hold therein for Broker as secured party upon the terms of this Agreement all Collateral and all monies or other property paid or distributed with respect thereto. Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. The Custodian hereby agrees that any property, other than cash Collateral, held in the Special Custody Account shall be treated as a “financial asset” for purposes of Article 8 of the UCC to the extent the same may be applicable. Custodian shall elect to hold cash Collateral either as (i) a “financial asset” under Article 8 of the UCC in its capacity as a securities intermediary, or (ii) as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC. Manager agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b)  Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c)   Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian as agent of Broker, that Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker or other entitlement order (as defined in Article 8) and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d)  Customer hereby grants to Broker a continuing first priority security interest in, lien on and right to set off with respect to: (i) the Collateral and any proceeds thereof; (ii) all other property in the Margin Account and the Special Custody Account; and (iii) its accounts (including the Margin Account) with Broker and the Special Custody Account, to secure Customer’s obligations, including any obligations to Broker hereunder and under the Margin Agreement and the Options Agreement. Custodian accepts such instruction and agrees that it will comply with any Advice from Broker or other entitlement orders originated by Broker concerning the Special Custody Account and any of the Collateral without further consent by Customer. Custodian shall have no responsibility for the validity or enforceability of such security interest.

(3)          Custodian will make available to Broker, via a data file in a format mutually agreed upon between Custodian and Broker, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker, Manager and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Custodian will also advise Broker, Manager or Customer upon request, at any time, of the kind and amount of Collateral pledged to Broker.

(4)          Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for determining whether the Collateral constitutes Adequate Performance Assurance; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)          Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form}, and that Collateral will not be subject to any liens or encumbrances other than the security interest in favor of Broker contemplated under this Agreement.

(6)          Collateral shall at all times remain the property of Customer subject only to the extent of the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian represents that Collateral is not and will not be subject to any other lien, charge, security interest, right of setoff or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral. Custodian shall use its best efforts to notify Broker, Manager and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)          The occurrence of any of the following constitutes a Customer Default hereunder:

(a)  failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short;

(b)  a Close-Out Event, as defined in the Margin Agreement;

(c)   upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker;

(d)  upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(e)  Customer’s Insolvency.

Broker will immediately notify Customer and Manager in an Advice from Broker of such Customer Default. Broker may thereupon take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker, provided that prior to having access to assets in the Special Custody Account Broker shall transmit to Custodian an Advice from Broker stating that all conditions precedent to Broker’s right to instruct Custodian to deliver Collateral or take other actions referenced below have been met. Upon Advice from Broker to Custodian of a Customer Default, Custodian is hereby directed to deal, immediately upon such notification, with Broker as if Broker were the sole and absolute owner of the Special Custody Account and the Collateral and follow any Advice from Broker with respect to the Collateral without further consent of Customer. Such Advice from Broker shall instruct Custodian either: (i) to transfer to Broker such specified Collateral as in Broker’s sole judgment is necessary for the protection of Broker’s interest under this Agreement; or (ii) to sell as agent for Broker (and not as Broker or otherwise) such specified Collateral as in Broker’s sole judgment is necessary for the protection of its interest under this Agreement. Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian. Broker shall notify Customer and Manager of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8)          Broker hereby covenants, for the benefit of Customer only, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to Section 7 until after the occurrence of the events and the expiration of the time periods set forth in Section 7. The foregoing covenant and the provisions of Section 7 shall in no way constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice from Broker or other entitlement order and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer. Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Broker to deliver Collateral.

(9)          It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Manager. Customer is not relying upon Broker to make recommendations with respect thereto. Customer is required hereunder to deliver to Broker a copy of those resolutions or other governing documents of Customer which authorize it to engage in Options Transactions.

(10)       (a)  Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral. Custodian shall exercise reasonable care and diligence in carrying out its duties and obligations under this Agreement, and, subject to the terms of this Section 10, shall be liable to Broker or Customer, as the case may be, for all losses, direct damages and expenses suffered or incurred by such person resulting from the failure of Custodian to exercise reasonable care and diligence or from any other breach by Custodian of the terms of this Agreement. Custodian may rely and shall be protected in acting upon any Advice from Broker which it reasonably believes to be genuine and authorized. Customer agrees to indemnify Custodian and hold Custodian harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ fees (“Losses”) sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder, including reasonable fees and expenses of counsel incurred by Custodian in a successful defense of claims by Customer; provided, that Customer shall not indemnify Custodian for those Losses arising out of Custodian’s negligence or willful misconduct. This indemnity shall be a continuing obligation of Customer, its respective successors and assigns, notwithstanding the termination of this Agreement. As between Customer and Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules. Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the- securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents. Neither Broker nor Custodian shall be liable for indirect, special or consequential damages even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(b)   As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting negligence or malfeasance on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Margin Agreement or its obligations as a secured party under applicable law.

   (c)   Broker agrees to indemnify Custodian and hold Custodian harmless against any damages, liabilities or claims, including reasonable external attorneys’ and accountants’ fees (as used in this Section 10(c), “Indemnified Losses”) which are sustained by Custodian by reason of compliance with an Advice from Broker or other entitlement order from Broker; provided however, that Custodian takes reasonable action to mitigate its Indemnified Losses. Notwithstanding the foregoing, in no circumstances shall Broker be required to indemnify Custodian for those Indemnified Losses which result from Custodian’s or Customer’s negligence or willful misconduct.

(11)          All charges for Custodian’s services under this Agreement shall be paid by Customer.

(12)         Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise, or any act or omission of the Custodian, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own gross negligence, recklessness, willful misconduct or bad faith.

(13)          No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer, Manager and Custodian.

(14)         Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Attention: Legal Department
Fax No.: (513) 534-4735
Phone No.: (513) 534-6721

(b)	if to Customer, to:	M3Sixty Administration, LLC
4300 Shawnee Mission Parkway, Suite 100
Fairway, KS 66205
Attention: Ted Akins
Fax No.: 816-787-3267
Phone No.: 816-787-0723

(c)	if to Broker, to:	Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Attention: Bryan Gronau
Fax No.:
Phone No.: 212-357-2266

Copies of Custodian’s confirmations, statements and advices issued pursuant to Section 3 should be sent to:

Goldman Sachs & Co. LLC
30 Hudson Street
Jersey City, New Jersey 07302
Attention:
Fax No
Phone No.:

(d)	if to Manager, to:	Crow Point Partners, LLC
280 Summer Street, Suite M1
Boston, MA 02210
Attention: Peter DeCaprio
Fax No.: 617-951-9391
Phone No.: 617-951-9390

(15)       Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreement and any applicable Margin Rules. In the event that the Custodian Agreement is to be assigned or terminated, this Agreement shall be terminated following thirty (30) days’ prior notice to the other parties hereto. Upon termination of this Agreement by any party, any collateral that has not been released by Broker shall be transferred to a successor custodian or bank designated by Customer and acceptable to Broker.

(16)       Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)       Arbitration between Customer and Broker. This Agreement contains a pre- dispute arbitration clause between Customer and Broker. By signing an arbitration agreement Customer and Broker agree as follows:

(a)  Customer and Broker are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)  Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)   The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)  The arbitrators do not have to explain the reason(s) for their award, unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least twenty (20) days prior to the first scheduled hearing date. The parties hereby agree that with respect to disputes eligible for arbitration with The Financial Industry Regulatory Authority Dispute Resolution (“FINRA-DR”) (or any other arbitration forum in which the parties are resolving a dispute) they will submit a written request to the arbitrators for a written reasoned opinion of the arbitrator(s) decision at least twenty (20) days prior to the first scheduled hearing date for such arbitration proceeding.

(e)  The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Customer is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)   The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)  The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Customer agrees that any and all controversies that may arise between Customer and Broker, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Customer’s Accounts or the construction, performance, or breach of this Agreement or any other agreement between Customer and Broker shall be determined by arbitration conducted before FINRA-DR, or, if the FINRA-DR declines to hear the matter, before an arbitration forum jointly agreed to by Customer and Broker, in accordance with their arbitration rules then in force. The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(18)       If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(19)       All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)       This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York, without reference to its conflicts of law principles. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)       This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(22)      U.S. Resolution Stay Provisions

(a)         Recognition of the U.S. Special Resolution Regimes

(i)          In the event that Broker becomes subject to a proceeding under (x) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (y) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Broker of this Agreement, and any interest and obligation in or under, and any property securing, this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any interest and obligation in or under, and any property securing, this Agreement were governed by the laws of the United States or a state of the United States.

(ii)         In the event that Broker or an Affiliate (as defined in, and interpreted in accordance with, 12 U.S.C. § 1841(k)) becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Agreement that may be exercised against Broker are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(b)         U.S. Protocol

If Customer adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), after the date of this Agreement, the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 22.

This Agreement contains a pre-dispute arbitration clause in Section 17.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	360 Funds – Midwood Long/Short Equity Fund By: /s/ Randy Linscott Name: Randy Linscott Title: President
BROKER:	GOLDMAN, SACHS & CO. By: /s/ A. Crighton Name: A. Crighton Title: Managing Director
CUSTODIAN:	FIFTH THIRD BANK By: /s/ Thomas H. Hoover III Name: Thomas H. Hoover III Title: Vice President
MANAGER:	CROW POINT PARTNERS, LLC By: /s/ Peter DeCaprio Name: Peter DeCaprio Title: CEO